EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	January 19, 2005
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC.

APPOINTS MARC D. MILLER VICE PRESIDENT AND

ANNOUNCES DIVIDEND

KING OF PRUSSIA, PA- Universal Health Services, Inc. (NYSE: UHS) today announced the promotion of Marc D. Miller to Vice President effective immediately. In his position, Miller is responsible for operations at the Eastern Region Acute Care Hospitals and he will report directly to the Senior Vice President of Acute Care Operations. Prior to this promotion, he was Division Vice President-Acute Care, Eastern Region. His previous positions also include CEO/ Managing Director of Central Montgomery Medical Center; Chief Operating Officer of Wellington Regional Medical Center; Associate Administrator at the George Washington University Hospital and Director of Operations for UHS’ Radiation Oncology Division.

Miller holds a Master of Business Administration degree in Healthcare Management from The Wharton School of the University of Pennsylvania.

UHS also announced today that its Board of Directors voted to pay a cash dividend of $0.08 per share on March 15, 2005 to shareholders of record as of March 1, 2005.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals, ambulatory and radiation centers nationwide, in Puerto Rico and in France. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

For additional information on the Company, visit our website: http://www.uhsinc.com.

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